Exhibit 99



                      [COMMONWEALTH BANCORP, INC. LOGO]




For release:   IMMEDIATELY
Contact:  Charles M. Johnston, Chief Financial Officer, 610-313-2189

COMMONWEALTH BANK TO SELL MORTGAGE LOAN PRODUCTION OFFICES TO AMERICAN HOME MORTGAGE HOLDINGS, INC.

     Move Accelerates Commonwealth's Strategy to Shift Business Mix from Traditional Thrift to Full-Service Bank

     Customers to Benefit from Expanded Product Line; Mortgages Still Available Through Commonwealth Branches

NORRISTOWN, PA, FEBRUARY 9, 2001 - Commonwealth Bank, a subsidiary of Commonwealth Bancorp, Inc. (Nasdaq: CMSB), today announced plans to sell the Pennsylvania and Maryland loan production offices of its residential mortgage division, ComNet Mortgage Services, to American Home Mortgage Holdings, Inc. (Nasdaq: AHMH) of Melville, NY. The Bank also said it intends to outsource the servicing function relating to its portfolio of residential mortgage loans.

Both moves are part of the Bank's previously stated strategy to transition Commonwealth's business mix from that of a traditional thrift to one more reflective of a community bank. The Bank emphasized that it would continue to offer mortgage loans and services through all of its 60 branches and that customers would experience no changes in service while benefiting from an expanded product line offered by American Home Mortgage Holdings, Inc.

Terms of the sale reflect a nominal amount of cash in exchange for a portion of ComNet's mortgage application pipeline, certain fixed assets and trademark. In addition, American Home Mortgage Holdings, Inc. will assume certain leases relating to office space and equipment. The sale is expected to close in the first quarter of 2001, subject to regulatory approvals.

Commonwealth will record a one-time pre-tax charge of between $2.0 million and $2.5 million in the first quarter of 2001 to reflect expenses associated with the sale of the loan production offices and the outsourcing of the mortgage servicing function.

Commonwealth Chairman and Chief Executive Officer, Charles H. Meacham, said, "This represents a significant step forward for Commonwealth and its shareholders. Our strategy is to maximize shareholder value through our core
businesses   retail and commercial banking. This transaction will enable
Commonwealth to better focus its resources on these higher margin business lines, resulting in more stable returns and higher-quality growth over time." Mr. Meacham continued, "It's a win-win situation for the Bank and its customers. We're repositioning a business that no longer complements our long-term strategy, while customers will enjoy an expanded mortgage product line, served by many of the same people with whom they've always dealt."

Commonwealth will continue to provide mortgage loans and services at all of its 60 branch locations through an agreement with American Home Mortgage Holdings. Most employees who currently work for ComNet Mortgage Services will be retained by American Home Mortgage Holdings. The Bank said any employees not offered positions would be provided with severance packages and outplacement services.

Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 60 branches throughout southeast Pennsylvania.

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Certain statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of market and other factors.